Exhibit 99.1

DECEMBER 4, 2002

SAUER-DANFOSS INC. APPOINTS STEVEN H. WOOD TO ITS BOARD OF DIRECTORS

CHICAGO, Illinois, USA, December 4, 2002 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that Steven H. Wood, 45, Executive Vice President & Chief Financial Officer of Maytag Corporation (NYSE:MYG), has been appointed to its board of directors, effective January 1, 2003.

“We are very pleased that Steve Wood will be joining our board of directors,” commented Klaus Murmann, Chairman of Sauer-Danfoss Inc.  “Steve’s financial, accounting, and auditing expertise will be a great asset to the Sauer-Danfoss board.”

Wood joined Maytag Corporation in 1989 as director of internal audit, and since then has held various financial leadership positions within the company. He was promoted to Executive Vice President and Chief Financial Officer of Maytag in 2000.

Prior to joining Maytag, Mr. Wood worked for Ernst & Young in Chicago.  He holds a bachelor’s degree in accounting from the University of Illinois, Urbana, and is a member of the American Institute of Certified Public Accountants.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. More details online at www.sauer-danfoss.com.

For further information please contact:
Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone: (515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax: (515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone: +49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax: +49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069